Exhibit 99.2

Rainbow National Services LLC

MD&A

Years Ended December 31, 2004, 2003 and 2002

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Annual Report contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others.  Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors.  Factors that may cause such differences to occur include but are not limited to:

•                  the level of our revenues and expenses;

•                  the cost of developing, obtaining and licensing our programming;

•                  our ability to maintain and renew affiliation agreements for our businesses;

•                  demand for advertising time and space;

•                  developments in the government investigations relating to improper expense recognition;

•                  the outcome of litigation and other proceedings, including the matters described herein;

•                  general economic and industry conditions in the areas in which we operate;

•                  future acquisitions and dispositions of assets;

•                  market demand for new programming services;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate;

•                  the regulatory environment in which we operate;

•                  other risks and uncertainties inherent in the programming and entertainment businesses; and the factors described herein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming to cable television and direct broadcast satellite (“DBS”) operators throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC; WE: Women’s Entertainment, or WE; and The Independent Film Channel, or IFC.

Our future performance depends on general economic conditions including capital market conditions, the effectiveness of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways.  First, we distribute programming to operators of cable television systems and DBS operators under multi-year contracts called affiliation agreements. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of that affiliate’s subscribers who receive our programming, referred to as “viewing subscribers.” The second principal source of revenues is from advertising.  Under our agreements with cable and satellite operators we have the right to sell a specific amount of advertising time on our programs.  Our advertising revenues are more variable than affiliate fees.  This is because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of distributors that carry our services and the number of subscribers to cable systems and satellite services that receive our programming.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE and IFC.  WE and IFC, although carried on many of the larger distributors, have superior growth opportunities resulting from their current carriage levels with cable television operators.  IFC is currently carried primarily on digital tiers while WE is carried on either analog expanded basic or digital tiers.  Therefore, WE and IFC penetration rates may increase if operators are successful in converting their analog subscribers to digital tiers of service.  Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  We may be subject to requests by distributors to make upfront payments in exchange for these additional subscribers or to waive or accept lower subscriber fees if certain numbers of additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fee expenses, discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We may seek to increase our advertising revenues through intensified marketing and by airing an increased number of minutes of national advertising, but ultimately, the level of our advertising revenues is directly related to the penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation and advertising revenues through increasing penetration of our services.  To do this we must continue to contract for and produce high-quality programming that is desirable to our viewing audience.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television and DBS operators.  This increased concentration enhances the power of those distributors and could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those distributors greater leverage in negotiating the pricing and other terms of affiliation agreements.  Moreover, as a result of this concentration the impact from a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE) and IFC.

Critical Accounting Policies

In preparing our financial statements, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The accounting policies that most frequently require us to make estimates and judgments and that we believe are the most critical to aid in fully understanding and evaluating our reported financial results, include:

Impairment of Long-Lived and Indefinite-Lived Assets:

Our long-lived assets at December 31, 2004 include excess costs over fair value of net assets acquired (“goodwill”) of approximately $22.4 million, approximately $443.3 million of other intangible assets, approximately $13.1 million of property and equipment and approximately $344.8 million of long-term feature film inventory.  Such assets accounted for approximately 59% of our consolidated total assets.

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and was required to analyze its goodwill for impairment issues during the first six months of fiscal 2002, and then on a periodic basis thereafter. Statement 142 requires that goodwill impairment be determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.

The impairment test for other long-lived assets, including intangibles that are amortized, the Company evaluates assets for recoverability when there is an indicator of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for projected average rates per basic and viewing subscribers, access to film rights and the cost of such programming and film rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell-out rates for those spots, average fee per advertising spot, and operating margins, among other assumptions. If these estimates or material related assumptions change in the future, we may be required to record impairment charges related to our long-lived assets.

In order to evaluate the sensitivity of the fair value calculations of the Company’s reporting units on the impairment calculation for indefinite-lived intangibles, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit. This hypothetical decrease would have no impact on the impairment analysis for any of the Company’s reporting units.

Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun. Costs are amortized to technical and operating expense on the straight-line basis over the respective license periods. We periodically review the programming usefulness of our feature film inventory based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition based on the programming of the individual programming service. If we determine that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, we would record a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films.   For the years ended December 31, 2004, 2003, and 2002, we recorded an impairment loss of $0.3 million, $17.9 million, and $1.9 million, respectively, included in technical and operating expense, representing the impairment of certain film contracts.

Useful Lives of Finite-Lived Intangible Assets

The Company has recognized intangible assets for affiliation agreements and advertiser relationships as a result of the July 2003 repurchase of MGM’s 20% interest in each of AMC, WE and IFC and the repurchase of NBC’s interests in Rainbow Media Holdings LLC in various transactions in 2001 and 2002. The Company has determined that such intangible assets have finite lives and has estimated those lives to be 10 years for affiliation agreements and 7 to 10 years for advertiser relationships. At December 31, 2004, the carrying values, net of accumulated amortization, were $367.6 million for affiliation agreements and $73.9 million for advertiser relationships.

The amount we originally allocated in purchase accounting to the affiliation agreements finite-lived intangibles in our consolidated financial statements is the estimated aggregate fair value of those affiliation agreements and the related customer relationships. The useful lives for the affiliation agreements were determined based upon an analysis of the weighted average lives of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements. The Company has been successful in renewing its affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future. However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business. In light of these facts and circumstances, the Company has determined that an estimated useful life of 8 to10 years is appropriate depending on the nature of the underlying intangible.

There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewals.

If an affiliate were to cease carrying a service, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement. If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment Of Long-Lived And Indefinite-Lived Assets” for the asset group containing that intangible. The Company also would evaluate whether the remaining useful life of the affiliation agreement remained appropriate. Based on December 31, 2004 carrying values, if the estimated life of all affiliation agreements were shortened by 10%, the effect on amortization in the year ending December 31, 2005 would be to increase our annual amortization expense by approximately $6.8 million.

Certain Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In August 2004, Rainbow National Services LLC (“RNS”), entered into a $950.0 million senior secured credit facility ($350.0 million of which is a revolving credit facility and $600.0 million of which is a term loan facility) and issued $300.0 million aggregate principal amount of 8 3/4% senior notes due 2012 and $500.0 million aggregate principal amount of 10 3/8% senior subordinated notes due 2014.

In July 2003, Rainbow Media Holdings repurchased MGM’s 20% interest in each of AMC, WE and IFC for $500.0 million.

During 2002 and 2001, Cablevision acquired NBC’s interest in Rainbow Media Holdings.  The excess of the purchase price over the net book value of assets acquired had been pushed down to the respective subsidiaries of Cablevision as of the purchase date and was allocated to the specific assets acquired based upon their estimated fair value.  Approximately $142.5 million of the excess purchase price, was attributed to the Company.  Of these amounts, $102.4 million was recorded in 2002, which when reduced by $44.5 million of deferred tax liabilities, resulted in a net pushdown of additional basis in the Company’s consolidated statement of member’s equity (deficiency) of $57.9 million.

Accounting Investigation

The Securities and Exchange Commission and the U.S. Attorney’s Office for the Eastern District of New York continue to conduct investigations into matters related to the improper expense recognition previously reported by Cablevision. In July 2004, in connection with Cablevision’s response to the comments of the staff of the Division of Corporation Finance of the Securities and Exchange Commission on Cablevision’s filings under the Securities Exchange Act of 1934, Cablevision provided information with respect to certain of its previous restatement adjustments relating to the timing of recognition of launch support, marketing and other payments under affiliation agreements. The staff of the Division of Enforcement of the Securities and Exchange Commission has contacted Cablevision to ask for additional information on these launch support, marketing and other payments.

Cautionary Note Concerning Historical Financial Statements

Investors should be aware that we are highly leveraged as a result of the financing transactions which took place in August 2004.  As a result, we will incur significant interest charges.  These interest charges will be significantly in excess of the interest expense reflected in our historical financial statements.  In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as a separate entity during the periods presented.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA

	Years Ended December 31,
	2004		2003
	Amount	% of Net Revenues	Amount	% of Net Revenues	Increase (Decrease) in Net Income
	(dollars in thousands)

Revenues, net	$523,280	100%	$437,968	100%	$85,312

Operating expenses:
Technical and operating (excluding depreciation and amortization)	143,906	28	143,577	33	(329)
Selling, general and administrative	150,741	29	140,159	32	(10,582)
Other operating income	—	—	(4,261)	(1)	(4,261)
Depreciation and amortization	71,703	14	56,190	13	(15,513)
Operating income	156,930	30	102,303	23	54,627
Other income (expense):
Interest income (expense), net	(41,303)	(8)	221	—	(41,524)
Write-off of deferred financing costs	—	—	(388)	—	388
Minority interest	—	—	(17,215)	(4)	17,215
Miscellaneous, net	(24)	—	(75)	—	52
Income before taxes	115,603	22	84,846	19	30,758
Income tax expense	(48,662)	(9)	(32,178)	(7)	(16,484)
Net income	$66,941	13%	$52,668	12%	$14,273

	Years Ended December 31,
	2003		2002
	Amount	% of Net Revenues	Amount	% of Net Revenues	Increase (Decrease) in Net Income
	(dollars in thousands)

Revenues, net	$437,968	100%	$354,096	100%	$83,872

Operating expenses:
Technical and operating (excluding depreciation and amortization)	143,577	33	116,019	33	(27,558)
Selling, general and administrative	140,159	32	105,804	30	(34,355)
Other operating income	(4,261)	(1)	—	—	4,261
Depreciation and amortization	56,190	13	28,227	8	(27,963)
Operating income	102,303	23	104,046	29	(1,743)
Other income (expense):
Interest income, net	221	—	982	—	(761)
Write-off of deferred financing costs	(388)	—	(1,870)	(1)	1,482
Minority interest	(17,215)	(4)	(21,671)	(6)	4,456
Miscellaneous, net	(75)	—	(45)	—	(30)
Income before taxes	84,846	19	81,442	23	3,404
Income tax expense	(32,178)	(7)	(30,893)	(9)	(1,285)
Net income	$52,668	12%	$50,549	14%	$2,119

Comparison of Year Ended December 31, 2004 Versus Year Ended December 31, 2003

Revenues, net for the year ended December 31, 2004 increased $85.3 million (19%) as compared to revenues for the prior year.  The net increase is attributable to the following:

(dollars in millions)

Increase in revenue from advertising	$47.9
Increase in revenue from programming network subscriber and rate increases	37.3
Other net increases	0.1
$85.3

The increase in net revenue from advertising for the year ended December 31, 2004 compared to the same period in the prior year is driven by increases at AMC Netwoks and IFC of $45.9 million and $2.0 million, respectively.  The increase in net revenue from programming networks subscribers and rate increases for the year ended December 31, 2004 compared to the same period in the prior year is driven by increases at AMC Networks and IFC of $20.8 million and  $16.5 million, respectively.

Offsetting the potentially negative effects on negotiated rates for our programming services that may result from the consolidation of cable television operators and the limit on increases in the subscriber base for our substantially fully penetrated AMC programming service, the Company expects increased revenues from increased distribution of the WE and IFC programming services, especially on the digital tiers of cable programming services on cable television systems as digital capacity continues to become available; and increased advertising revenues as cable networks, including niche programming networks, attract a greater share of advertising spending.   Changes in the viewership ratings of our AMC and WE programming services will also significantly affect future advertising revenues.

Technical and operating expenses include primarily costs to license programming including feature films, and programming and production costs.

Technical and operating expenses for 2004 increased $0.3 million (less than 1%) compared to 2003.  Excluding the impact of impairment losses amounting to $0.3 million and $17.9 million for the years ended December 31, 2004 and 2003, respectively, technical and operating expenses for 2004 increased $17.9 million (14%) compared to 2003. The increase in technical and operating expense, excluding the impact of impairment losses, is driven by an increase at AMC Networks and IFC of $11.0 million and $6.9 million, respectively.

As a percentage of revenues, technical and operating expenses decreased 5% in 2004 compared to 2003.  Excluding the impact of impairment losses, technical and operating expenses decreased 2% in 2004 compared to 2003.

We believe that, in general, the level of our historical technical and operating expenses is largely indicative of future expense levels; however, as additional competition for product develops from new programming services, due to the availability of additional digital tier distribution mentioned above, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $10.6 million (8%) for 2004 as compared to 2003.  The net increase is attributable to the following:

(dollars in millions)

Decrease in costs associated with the investigation into improper expense recognition	$(4.7)
Net increase in other general and administrative costs including increase in long-term incentive plan expense	11.1
Decrease in stock plan expenses (includes the effects of changes in Cablevision’s stock price, the vesting of restricted stock and employee terminations)	(1.9)
Increase in sales and marketing costs	6.1
$10.6

The decrease in costs associated with the investigation into improper expense recognition is driven by a decrease of $4.7 million at AMC Networks for 2004 compared to 2003.  The increase in other general and administrative costs is primarily driven by an increase at AMC Networks of $10.9 million for 2004 compared to 2003.   The decrease in stock plan expenses of $1.9 million is driven by a decrease at AMC Networks and IFC of $0.7 million and $1.2 million, respectively.   The increase in sales and marketing costs is attributable to an increase at AMC Networks and IFC of  $3.3 million and $2.8 million, respectively.

As a percentage of revenues, selling, general and administrative expenses decreased 3% in 2004 compared to 2003.  Excluding the effects of the stock plan, as a percentage of revenues such costs decreased by the same percentage during 2004 as compared to 2003.

Other operating income of $4.3 million for the year ended December 31, 2003 resulted from the sale to a third party of trade accounts receivable from Adelphia Communications which had previously been fully reserved.

Depreciation and amortization increased $15.5 million (28%) for 2004 as compared to 2003.  An increase of approximately $21.8 million resulted primarily from a full year of amortization of the step up in basis for intangibles acquired in July 2003 of which $21.1 million relates to AMC Networks, offset by a decrease of $6.0 million relating to the completed amortization in July 2004 of an intangible asset that AMC Networks acquired in 1994.

Net interest expense increased $41.5 million during 2004 compared to 2003.  The increase was primarily attributable to the interest expense on the notes and bank debt described herein.

Write-off of deferred financing costs of $0.4 million in 2003 represent costs written off in connection with the termination of a credit agreement.

Minority interests decreased $17.2 million in 2004 reflecting MGM’s 2003 interest in the net income of our subsidiaries.  MGM’s interest in those subsidiaries was acquired in July 2003, resulting in no minority interest in 2004.

Income tax expense of $48.7 million and $32.2 million for the years ended December 31, 2004, and 2003, respectively, resulted primarily from the pretax income multiplied by the statutory rate for federal and state taxes and an adjustment to the deferred tax rate in 2004.

Comparison of Year Ended December 31, 2003 Versus Year Ended December 31, 2002

Revenues, net for the year ended December 31, 2003 increased $83.9 million (24%) as compared to revenues for the prior year.  The net increase is attributable to the following:

(dollars in millions)

Increase in revenue from advertising	$47.9
Increase in revenue from programming network subscriber and rate increases	28.5
Bad debt expense recorded in 2002 associated with Adelphia Communications	6.6
Other net increases	0.9
$83.9

The increase in net revenue from advertising is driven by increases in AMC Networks and IFC of $46.5 million and $1.4 million, respectively.  The increase in net revenue from network subscribers and rate increases is driven by increases at AMC Networks of $22.2 million and $6.3 million, respectively.  During 2002, AMC Networks and IFC recorded bad debt expense of $6.1 million and $0.5 million, respectively associated with the bankruptcy of Adelphia Communications.

Technical and operating expenses include primarily costs to license programming including feature films, and programming and production costs.

Technical and operating expenses for 2003 increased $27.6 million (24%) compared to 2002.  The net increase is attributable to the following:

(dollars in millions)

Write-off of film and programming costs	$17.9
Increase in programming and production costs, including contractual rights	9.7
$27.6

During 2003, impairment charges recorded related to films amounted to $17.1 million and $0.8 million at AMC Networks and IFC, respectively.  The increase in programming and production costs, including contractual rights, is primarily attributable to an increase at AMC Networks and IFC of $7.7 million and $2.0 million, respectively.

As a percentage of revenues, technical and operating expenses remained consistent during 2003 as compared to 2002.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $34.4 million (32%) for 2003 as compared to 2002.  The net increase is attributable to the following:

(dollars in millions)

Costs associated with the investigation into improper expense recognition	$10.8
Net increase in other general and administrative costs net of long-term incentive plan benefit	6.5
Increase in stock plan expenses primarily attributable to an increase in the market price of Cablevision’s stock	5.9
Increase in sales and marketing costs	11.2
$34.4

During 2003, AMC Networks and IFC incurred costs associated with the investigation into improper expense recognition amounting to $10.2 million and $0.6 million, respectively.  The increase in other general and administrative costs is driven by an increase at IFC of $6.5 million. The increase in stock plan expenses of $5.9 million is primarily driven by an increase at AMC Networks and IFC of $4.5 million and $1.4 million, respectively.   The increase in sales and marketing costs is attributable to an increase at AMC Networks and IFC of  $7.7 million and $3.5 million, respectively.

As a percentage of revenues, selling, general and administrative expenses increased 2% in 2003 compared to 2002.  Excluding the effects of the stock plan, as a percentage of revenues such costs increased 1% during 2003 as compared to 2002.

Other operating income of $4.3 million for the year ended December 31, 2003, of which approximately $3.1 million and $1.2 million was recorded by AMC Networks and IFC, respectively, resulted from the sale to a third party of trade accounts receivable from Adelphia Communications which had previously been fully reserved.

Depreciation and amortization increased $28.0 million (99%) for 2003 as compared to 2002.  An increase of approximately $26.7 million, of which $25.0 million is attributable to AMC

Networks, resulted primarily from a full year of amortization of the step up in basis for intangibles and property and equipment in the NBC transactions during 2002, and approximately five months of amortization of the step up in basis of intangibles acquired in the MGM transaction in July 2003.  The remaining $1.3 million resulted primarily from depreciation of fixed asset additions.

Net interest income (expense) decreased $0.8 million (78%) during 2003 compared to 2002.  The decrease was primarily attributable to higher interest expense ($2.5 million in 2003 as compared to $2.1 million in 2002).

Write-off of deferred financing costs of $0.4 million in 2003 and $1.9 million in 2002 consist principally of costs written off in connection with amendments to, or termination of, credit agreements.

Minority interests of $17.2 million and $21.7 million in 2003 and 2002, respectively, represent MGM’s interest in net income of our subsidiaries.

Income tax expense of $32.2 million and $30.9 million for the years ended December 31, 2003, and 2002, respectively, resulted primarily from the pretax income multiplied by the statutory rate for federal and state taxes.

LIQUIDITY AND CAPITAL RESOURCES

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated net cash flow from operations and have limited capital expenditures and accordingly, have limited borrowing requirements.

The following table summarizes our outstanding debt and present value of capital leases as well as interest expense and capital expenditures as of and for the year ended December 31, 2004:

(dollars in thousands)

Bank debt	$600,000
Capital leases	3,036
Preferred membership interests	350,000
Senior notes	297,938
Senior subordinated notes	496,231
Total debt	$1,747,205

Interest expense	$41,639
Capital expenditures	$1,003

Total amounts payable by the Company in connection with its outstanding obligations during the five years subsequent to December 31, 2004 and thereafter, including capital leases, are as follows:

Years Ending December 31,

2005	$6,000
2006	7,536
2007	6,000
2008	6,000
2009	6,000
Thereafter	1,715,669
Total	$1,747,205

In August 2004, we entered into new debt financing arrangements totaling approximately $1,750.0 million consisting of a $950.0 million senior secured credit facility of a $600.0 million term loan and $350.0 million undrawn revolving credit facility, and senior and senior subordinated notes totaling approximately $800.0 million.  Substantially all of the net proceeds of the new financings, approximately $1,366.3 million, were distributed to our indirect parent, Rainbow Media Enterprises.

The senior secured credit facility is secured by the assets and stock of AMC, WE and IFC and is guaranteed by AMC, WE, IFC and Rainbow Programming Holdings LLC, our direct parent.  The term loan requires amortization of 0.25% per quarter beginning June 30, 2005 through March 31, 2011 and 23.50% for each quarter ending June 30, 2011 through March 31, 2012, its maturity date.  Outstanding borrowings under the senior secured credit facility were $600.0 million as of March 21, 2005, resulting in undrawn revolver commitments of $350.0 million.  Financial covenants include (i) a maximum total leverage of 6.75 times cash flow (as defined, based on the consolidated cash flows of AMC, WE and IFC) through December 31, 2006 with reductions thereafter, (ii) a maximum senior leverage of 5.0 times cash flow, reducing to 4.75 times on October 1, 2005 with further reductions thereafter and (iii) minimum ratios for cash flow to debt service (all as defined in the credit agreement).  Additional covenants include restrictions on distributions, additional indebtedness, and liens.  Permitted distributions include up to $150.0 million annually, with a cumulative limit of $600.0 million, to fund Rainbow DBS Holdings, Inc. and Rainbow HD Holdings LLC (collectively “Rainbow DBS”); up to $50.0 million annually, with a cumulative limit of $200.0 million, for other general purposes; and subject to maintaining a maximum ratio of total debt to cash flow of 5.0 times, distributions of up to $300.0 million from the proceeds of permitted future debt offerings.  The Company was in compliance with its financial covenants as of December 31, 2004.

Our notes offerings consist of $300.0 million face amount of 8 3/4% senior notes due September 1, 2012 and $500.0 million face amount of 10 3/8% senior subordinated notes due September 1, 2014.  Net proceeds from these offerings totaled $775.9 million.  These issuances are guaranteed by substantially all of our subsidiaries.  Principal covenants include limitations on additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 7.0 times, reducing to 6.0 times after January 1, 2009, limitations on distributions and limitations on the ability to incur liens (as per the terms of the senior note indenture).

Although the debt service requirements of the new financings are significant, cash flow from operations, (net of the debt service requirements) is expected to be sufficient to fund the Company’s commitments for the next twelve months.

On the date of issuance of the senior and senior subordinated notes, American Movie Classics Company LLC (“AMC LLC”) issued 3,500,000 shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings LLC, which was recorded as a capital distribution.  No dividends were recorded for the year ended December 31, 2004.

On November 5, 2004, the Board of Directors of Cablevision authorized the Company to modify the terms of the distribution to eliminate the retained redeemable preferred membership interest in AMC LLC.  In March 2005, the redeemable preferred membership interests were recontributed to a subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the elimination will be to reduce debt by $350.0 million and increase member’s equity by the same amount in 2005.

At December 31, 2004, long-term assets include $155.6 million of amounts due from Rainbow Media Holdings LLC.  In March 2005, this amount was converted to equity and recorded as a capital distribution.

Suspension of Planned Spin-off of Rainbow Media Enterprises and Sale of Rainbow DBS Assets

In December 2004, Cablevision announced its Board of Directors had decided to suspend pursuing the planned spin-off of Rainbow Media Enterprises in its then proposed form and would instead pursue strategic alternatives for its Rainbow DBS business.  In January 2005, Cablevision’s Board of Directors authorized and directed the sale of the assets of Rainbow DBS and the shutdown of its business. On January 20, 2005, Rainbow DBS entered into a definitive agreement to sell its Rainbow 1 direct broadcast satellite and certain other related assets to a subsidiary of EchoStar Communications Corp. for $200 million in cash. This transaction is subject to the receipt of regulatory approvals. In February 2005, Cablevision signed a letter of intent under which VOOM HD, LLC, a new private company formed by certain holders of Cablevision Class B Common Stock, including Charles F. Dolan and Thomas C. Dolan, would acquire from Cablevision the business, assets and liabilities of Cablevision’s Rainbow DBS satellite business not included in Cablevision’s definitive agreement with EchoStar. The letter of intent between the Cablevision and VOOM HD expired on February 28, 2005 without a definitive agreement being reached.

Following the expiration of the letter of intent, Cablevision began shutting down the Rainbow DBS operations. In March 2005, Cablevision entered into an agreement with Charles F. Dolan and Thomas C. Dolan (“March 2005 Agreement”) pursuant to which the parties agreed to work cooperatively to finalize the separation of Rainbow DBS from Cablevision. Cablevision has agreed that no new shutdown activities will be undertaken at Rainbow DBS during the term of the March 2005 Agreement. Charles F. Dolan has agreed to fund any Rainbow DBS expenditures above those that would have been incurred under a shutdown scenario. Charles F. Dolan is required to fund those expenditures by providing to Cablevision cash or shares of Cablevision’s common stock in advance of Cablevision making any expenditures above those contemplated in the shutdown budget. Similarly, if Rainbow DBS makes any new commitments or other agreements, Cablevision will segregate cash or shares received from Charles F. Dolan to pay the costs associated with those actions. In March 2005, Charles F. Dolan deposited $15 million with Cablevision in accordance with the March 2005 Agreement.

The March 2005 Agreement between Cablevision and Charles and Thomas Dolan terminates on March 31, 2005. Charles F. Dolan has the right to terminate the agreement before that date. Upon any termination, any cash or shares deposited by Charles F. Dolan that have not been used to fund costs or segregated to pay costs associated with new commitments or other agreements will be returned to him and the shutdown of Rainbow DBS will be implemented immediately. In the event of a shutdown, Cablevision anticipates incurring significant costs relating to early termination of various contracts, other contractual obligations, employee termination benefits and other costs. In the event of a shutdown, assuming the consummation of the Rainbow 1 sale to Echostar, Cablevision does not expect any material impact to its liquidity position.

On March 28, 2005, VOOM HD, LLC and the Association of Consumers to Preserve and Promote DBS Competition filed a Joint Petition to deny the applications for approval of the EchoStar transaction pending at the Federal Communications Commission.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $230.9 million for the year ended December 31, 2004 compared to $160.3 million for the year ended December 31, 2003.  The 2004 cash provided by operating activities resulted from $240.1 million of income before depreciation and amortization and non-cash items and a net decrease in cash resulting from changes in assets and liabilities of $9.2 million.

Net cash provided by operating activities amounted to $160.3 million for the year ended December 31, 2003 compared to $122.6 million for the year ended December 31, 2002.  The 2003 cash provided by operating activities resulted from $221.6 million of income before depreciation and amortization and non-cash items and a net decrease in cash resulting from changes in assets and liabilities of $61.3 million.

Net cash provided by operating activities amounted to $122.6 million for the year ended December 31, 2002.  The 2002 cash provided by operating activities resulted primarily from $168.2 million of income before depreciation and amortization and non-cash items, partially offset by a net decrease in cash resulting from changes in assets and liabilities of $45.6 million.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2004 was $153.0 million compared to net cash provided by investing activities of $57.8 million for the year ended December 31, 2003.  The 2004 investing activities consisted of advances to affiliates of $152.0 million and $1.0 million of capital expenditures.

Net cash provided by investing activities for the year ended December 31, 2003 was $57.8 million compared to net cash used in investing activities of $39.1 million for the year ended December 31, 2002.  The 2003 investing activities consisted primarily of $58.2 million of cash proceeds from a note receivable from affiliates partially offset by $0.3 million of capital expenditures.

Net cash used in investing activities for the year ended December 31, 2002 was $39.1 million.   The 2002 investing activities consisted primarily of $3.8 million of capital expenditures and $35.3 million of cash advanced to an affiliate.

Financing Activities

Net cash used in financing activities amounted to $2.6 million for the year ended December 31, 2004 compared to $251.9 million for the year ended December 31, 2003.  In 2004, the Company’s financing activities consisted of proceeds from financings, net of fees, of $1,366.4 million, offset by capital distributions to our parent of $1,366.2 million and principal payments on capital leases of $2.9 million.

Net cash used in financing activities amounted to $251.9 million for the year ended December 31, 2003 compared to $99.3 million for the year ended December 31, 2002.  In 2003, the Company’s financing activities consisted primarily of capital distributions and distributions to a minority interest of $283.0 million and other net cash payments of $4.0 million offset by $35.0 million in proceeds from bank debt.

Net cash used in financing activities amounted to $99.3 million for the year ended December 31, 2002.  In 2002, the Company’s financing activities consisted primarily of capital distributions and distributions to a minority interest of $95.1 million and other net cash payments of $4.2 million.

Commitments

Commitments not reflected on the Company’s consolidated balance sheet as of December 31, 2004 increased approximately $8.0 million to approximately $224.7 million as compared to approximately $216.7 million outstanding at December 31, 2003.  The increase resulted primarily from the addition of future film obligations of approximately $26.0 million offset by the recording of a liability for carriage commitments with a multiple system operator amounting to approximately $10.0 million and the payment of transmission service commitments of approximately $9.0 million.

Commitments as of December 31, 2004 and for the ensuing calendar years are summarized in the following table:

	2005	2006	2007	2008	2009	Thereafter	Total
	(dollars in thousands)
Feature film obligations	$79,088	$60,296	$58,590	$48,497	$38,325	$116,110	$400,906

Capital leases	1,500	1,536	—	—	—	—	3,036

	$80,588	$61,832	$58,590	$48,497	$38,325	$116,110	$403,942

Off balance sheet:

	2005	2006	2007	2008	2009	Thereafter	Total
	(dollars in thousands)
Contractual commitments (1)	$13,497	$12,878	$12,922	$15,106	$17,243	$153,089	$224,735
Operating leases (2)	5,035	5,045	2,519	1,772	1,661	14,368	30,400

	$18,532	$17,923	$15,441	$16,878	$18,904	$167,457	$255,135

(1) Contractual commitments consist primarily of marketing commitments to various multiple system operators and commitments for technical and support services with Rainbow Network Communications, a subsidiary of RME.

(2) Operating leases primarily consists of commitments relating to an AMC lease agreement for transponder space on a satellite.

Recently Issued Accounting Standards

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. Statement No. 153 addresses the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  Statement No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance.  Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished.  The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The provisions of Statement No. 153 will be adopted for all nonmonetary exchanges initiated after June 15, 2005 and therefore had no impact to the consolidated financial statements for the year ended December 31, 2004.

In December 2004, the FASB issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement No. 123R). Statement No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance and it establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. Statement No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Statement No. 123R is effective for public entities as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. Cablevision will be required to apply the provisions of Statement No. 123R beginning with its fiscal quarter commencing on July 1, 2005, and therefore the Statement had no impact to the consolidated financial statements for the year ended December 31, 2004. Cablevision has not yet determined the method of adoption or the effect that the adoption will have on its financial position or results of operations.